[HECLA LOGO]                                                     Exhibit 13.1
                      HECLA REPORTS SECOND QUARTER EARNINGS
                       For the Period Ended June 30, 1995
                          For release: August 3, 1995

       COEUR D'ALENE, Idaho -- Hecla Mining Company (HL & HL-B:NYSE) today reported net income for the second quarter of $0.2 million on revenue of $43.1 million. The results are after $2 million in dividend payments to holders of preferred stock. The second quarter income of $0.2 million compares to a net loss of $1.3 million, or 3 cents per common share, during the second quarter of 1994, on revenue of $40 million.
       For the first half of 1995, Hecla lost $4.2 million, or 9 cents per common share, on revenue of $80.2 million, compared to a loss of $9 million, or 22 cents per common share, on revenue of $67.7 million during the same period in 1994.
       Improved results over the same quarter last year are primarily due to a gain of $3.4 million on the sale of common stock investments. Hecla also recognized a gain of $1.1 million as the final insurance settlement for business interruption and property damage that resulted from the Lucky Friday Unit hoist accident last August. The Lucky Friday Unit successfully resumed normal production levels during the second quarter of 1995.
       A $13.6 million increase in sales revenue for the first half of 1995 compared to the same period last year is primarily due to a 50% increase in gold production. Hecla produced 75,629 ounces of gold in the first six months of 1995, compared to 50,272 ounces of gold during the first six months of 1994.
       The company's La Choya gold mine in Mexico is performing well, with a $252 cash cost per ounce of gold during the first half of 1995. This compares to a cash cost of $399 per ounce during the first half of last year, when the mine was in start-up mode and had not reached full production. During the first six months of 1995, La Choya produced 23,681 ounces of gold, compared to 12,918 ounces during the same period in 1994. Construction of a new leach pad and an additional carbon plant was completed in June as planned, which should permit significantly increased production during the second half of 1995.
       The Grouse Creek gold mine in central Idaho, in which Hecla holds an 80% interest, reached full production during the second quarter and produced 35,197 ounces of gold during the first six months of 1995. An improved feed system to the mill was installed in May, which should result in increased production and lower costs per ounce of gold produced during the second half of the year.
       In early June, Hecla's industrial minerals subsidiary, Kentucky-Tennessee Clay Company, acquired kaolin mines and a processing facility in Langley, South Carolina. This acquisition has expanded K-T Clay's product line to include surface-modified airfloat kaolin, which is used as a filler in paint and rubber. The Langley facility has been combined with the company's Aiken, South Carolina, kaolin operation. During the second quarter, the industrial minerals division also acquired Western Bark Products, which produces organic products for the lawn and garden market.
       For the first six months of 1995, both revenue and operating costs for the industrial minerals segment increased compared to the first half of 1994, principally due to acquisitions of the Western Bark and Langley operations in the second quarter of 1995.
       During the second quarter, Hecla's board of directors approved proceeding with redevelopment of the Greens Creek silver/gold/zinc/lead mine near Juneau, Alaska. Production is scheduled to begin in early 1997 at the mine, which is a joint venture between Kennecott Minerals Company and Hecla. Over the past two years, a new high-grade ore body was identified and a feasibility study was completed, showing the new ore body could be mined profitably at existing metals prices. The mine has been on standby status since 1993 when low metals prices forced the operation to shut down.
       Hecla and War Eagle Mining Company Inc. agreed in June to a joint venture to explore the La Fortuna silver/gold property in Mexico. Hecla will earn a 60% joint-venture interest by spending $5 million on the project over four years. Hecla's chief executive officer, Arthur Brown, said, "The future of a mining company depends on its exploration prospects, and we feel the La Fortuna project has good potential for future development."

                                                    -HL-


Contact Bill Booth, vice president-investor and public affairs, or Vicki
             Veltkamp, manager-corporate communications
          6500 Mineral Drive - Coeur d'Alene, Idaho 83814-8788 -
                208/769-4100 - FAX 208/769-4159

                                    HECLA MINING COMPANY
                (dollars in thousands, except per-share amounts - unaudited)

                                          Second Quarter Ended Six Months Ended
                                          -------------------- ----------------
                                          June 30,   June 30, June 30,  June 30,
HIGHLIGHTS                                  1995       1994     1995      1994
-------------------------------------------------------------------------------
FINANCIAL DATA
-------------------------------------------------------------------------------
Total revenue                              $43,089   $40,055  $80,242   $67,708
Gross profit                                 1,008     4,021      846     3,071
Net income (loss)                            2,242       701     (222)   (4,949)
Net income (loss) applicable to
  common shareholders                          229    (1,311)  (4,247)   (8,974)
Net income (loss) per common share            0.01     (0.03)   (0.09)    (0.22)
Cash flow from (to) operating activities       604     8,186     (331)   (3,731)

-------------------------------------------------------------------------------
SALE OF PRODUCTS BY SEGMENT
-------------------------------------------------------------------------------
Gold operations                            $15,135   $13,176  $30,105   $21,035
Silver operations                            3,306     3,560    5,733     6,145
Industrial minerals                         22,243    20,048   39,645    35,212
Specialty metals                             1,557     1,264    2,468     1,996
                                           -------   -------  -------   -------
  Total sales                              $42,241   $38,048  $77,951   $64,388

-------------------------------------------------------------------------------
GROSS PROFIT (LOSS) BY SEGMENT
-------------------------------------------------------------------------------
Gold operations                            $(2,762)  $ 1,341  $(4,371)  $ 1,206
Silver operations                              852    (1,031)     691    (2,838)
Industrial minerals                          2,893     3,543    4,497     4,644
Specialty metals                                25       168       29        59
                                           -------   -------  -------   -------
  Total gross profit                       $ 1,008   $ 4,021  $   846   $ 3,071

-------------------------------------------------------------------------------
PRODUCTION SUMMARY - TOTALS
-------------------------------------------------------------------------------
Gold  - Ounces                         36,646    30,459      75,629      50,272
Silver - Ounces                       559,278   566,570   1,018,672   1,099,125
Lead  - Tons                            4,602     4,755       8,251       9,722
Zinc   - Tons                             811     1,068       1,396       1,845
Average cost per ounce of gold produced:
  Cash production costs ($/oz.)           348       278         330         315
  Full costs ($/oz.)                      466       341         441         372
Average cost per ounce of silver produced:
  Cash production costs ($/oz.)          4.94      6.19        4.85        6.15
  Full costs ($/oz.)                     6.20      7.44        6.11        7.40

-------------------------------------------------------------------------------
AVERAGE METAL PRICES
-------------------------------------------------------------------------------
Gold  - Realized ($/oz.)                  393       384         389         385
Gold  - London Final ($/oz.)              388       381         384         383
Silver - Handy & Harman ($/oz.)          5.48      5.38        5.09        5.33
Lead  - LME Cash (cents/pound)           27.5      21.7        27.6        21.6
Zinc   - LME Cash (cents/pound)          47.0      43.0        47.8        43.3


Contact Bill Booth, vice president-investor and public affairs, or Vicki
            Veltkamp, manager-corporate communications
      6500 Mineral Drive - Coeur d'Alene, Idaho 83814-8788 -
               208/769-4100 - FAX 208/769-4159

                                   HECLA MINING COMPANY
                           Consolidated Statements of Cash Flows
                                (In thousands - unaudited)

                                                            Six Months Ended
                                                          --------------------
                                                           June 30,   June 30,
                                                             1995        1994
------------------------------------------------------------------------------
OPERATING ACTIVITIES
------------------------------------------------------------------------------
Net loss                                                   $   (222)  $ (4,949)
Noncash elements included in net loss:
  Depreciation, depletion and amortization                   11,733      6,638
  Gain on disposition of properties, plants
    and equipment                                              (244)      (579)
  Gain on investments                                        (3,893)       - -
  Extraordinary loss on early retirement of
    long-term debt                                              - -        823
  Accretion of interest on long-term debt                       - -      1,750
  Provision for reclamation and closure costs                   - -        674
Change in:
  Accounts and notes receivable                              (7,760)   (10,146)
  Income tax refund receivable                                   (3)      (505)
  Inventories                                                   218      1,388
  Other current assets                                         (313)        23
  Accounts payable and accrued expenses                      (1,297)       843
  Accrued payroll and related benefits                         (144)        46
  Accrued taxes                                                 402        401
  Accrued reclamation and other noncurrent liabilities        1,192       (138)
                                                           --------   --------
Net cash applied to operating activities                       (331)    (3,731)
                                                           --------   --------

------------------------------------------------------------------------------
INVESTING ACTIVITIES
------------------------------------------------------------------------------
  Additions to properties, plants and equipment             (21,575)   (32,018)
  Proceeds from disposition of properties, plants
    and equipment                                               379     13,281
  Proceeds from the sales of investments                      4,664      3,548
  Purchase of restricted investments                           (284)       - -
  Proceeds from maturity of short-term investments              - -     27,552
  Purchase of investments and increase in cash surrender
    value of life insurance                                    (639)    (2,849)
  Other, net                                                 (1,110)    (2,306)
                                                           --------   --------
Net cash provided by (applied to) investing activities      (18,565)     7,208
                                                           --------   --------

------------------------------------------------------------------------------
FINANCING ACTIVITIES
------------------------------------------------------------------------------
  Proceeds from exercise of stock warrants                    1,239        - -
  Common stock issued under stock option plans                  - -      1,739
  Issuance of common stock                                      - -     63,499
  Early retirement of long-term debt                            - -    (50,169)
  Dividends on preferred stock                               (4,024)    (4,025)
  Borrowing on long-term debt                                30,000        - -
  Repayment on long-term debt                                (8,903)       - -
  Decrease in deferred revenue                                  - -        (36)
                                                           --------   --------
Net cash provided by financing activities                    18,312     11,008
                                                           --------   --------
Net increase (decrease) in cash and cash equivalents           (584)    14,485
Cash and cash equivalents at beginning of period              7,278     40,031
                                                           --------   --------
Cash and cash equivalents at end of period                 $  6,694   $ 54,516
                                                           ========   ========

                                            HECLA MINING COMPANY
                            Consolidated Balance Sheets
                             (In thousands - unaudited)

                                                       June 30,      Dec. 31,
                                                         1995          1994
-----------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                            $   6,694    $   7,278
  Accounts and notes receivable                           31,276       23,516
  Income tax refund receivable                               250          247
  Inventories                                             18,398       18,616
  Other current assets                                     1,910        1,597
                                                       ---------    ---------
    Total current assets                                  58,528       51,254
Investments                                                2,741        6,476
Restricted investments                                    13,837       13,553
Properties, plants and equipment, net                    266,600      257,908
Other noncurrent assets                                    5,750        5,391
                                                       ---------    ---------

    Total assets                                       $ 347,456    $ 334,582
                                                       =========    =========

-----------------------------------------------------------------------------
LIABILITIES
-----------------------------------------------------------------------------
Current liabilities:
  Accounts payable and accrued expenses                $  12,273    $  13,570
  Accrued payroll and related benefits                     2,580        2,724
  Preferred stock dividends payable                        2,013        2,012
  Accrued taxes                                            1,327          925
  Accrued reclamation costs                                3,829        4,254
                                                       ---------    ---------
    Total current liabilities                             22,022       23,485
Deferred income taxes                                        359          359
Long-term debt                                            23,057        1,960
Accrued reclamation costs                                 28,129       27,162
Other noncurrent liabilities                               4,748        4,098
                                                       ---------    ---------

    Total liabilities                                     78,315       57,064
                                                       ---------    ---------

-----------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------
Preferred stock                                              575          575
Common stock                                              12,075       12,036
Capital surplus                                          330,169      328,995
Retained deficit                                         (67,684)     (63,437)
Net unrealized gain (loss) on investments                   (207)       3,396
Foreign currency translation adjustment                   (4,898)      (3,158)
Treasury stock                                              (889)        (889)
                                                       ---------    ---------

    Total shareholders' equity                           269,141      277,518
                                                       ---------    ---------

    Total liabilities and shareholders' equity         $ 347,456    $ 334,582
                                                       =========    =========

Common shares outstanding at end of period                48,236       48,074
                                                          ======       ======

                              HECLA MINING COMPANY
                        Consolidated Statements of Operations
                (In thousands, except per-share amounts - unaudited)


                                       Second Quarter Ended  Six Months Ended
                                       -------------------- -------------------
                                        June 30,  June 30,  June 30,  June 30,
                                          1995      1994      1995      1994
                                        ---------  --------  --------  --------

Sales of products                        $ 42,241  $ 38,048  $ 77,951  $ 64,388
                                         --------  --------  --------  --------

Cost of sales and other direct
  production costs                         35,310    30,370    65,540    55,041
Depreciation, depletion and amortization    5,923     3,657    11,565     6,276
                                         --------  --------  --------  --------
                                           41,233    34,027    77,105    61,317
                                         --------  --------  --------  --------

Gross profit                                1,008     4,021       846     3,071
                                         --------  --------  --------  --------

Other operating expenses:
  General and administrative                2,134     1,780     4,464     6,339
  Exploration                               1,165     1,990     2,208     4,099
  Depreciation and amortization                85       180       168       362
  Provision for closed operations and
    environmental matters                     171       384       227       624
                                         --------  --------  --------  --------
                                            3,555     4,334     7,067    11,424
                                         --------  --------  --------  --------

Loss from operations                       (2,547)     (313)   (6,221)   (8,353)
                                         --------  --------  --------  --------

Other income (expense):
  Interest and other income                   848     2,007     2,291     3,320
  Foreign exchange gain                       359       - -       162       - -
  Gain (loss) on sale of investments        3,772      (238)    3,893     1,090
  Interest expense:
    Total interest cost                      (421)     (898)     (586)   (2,047)
    Less amount capitalized                   318       786       376     1,751
                                         --------  --------  --------  --------
                                            4,876     1,657     6,136     4,114
                                         --------  --------  --------  --------

Income (loss) before extraordinary item
  and income taxes                          2,329     1,344       (85)   (4,239)
Income tax (provision) benefit                (87)      181      (137)      113
                                         --------  --------  --------  --------
Income (loss) before extraordinary item     2,242     1,525      (222)   (4,126)
Extraordinary loss on retirement of
  long-term debt                              - -      (823)      - -      (823)
                                         --------  --------  --------  --------
Net income (loss)                           2,242       702      (222)   (4,949)
Preferred stock dividends                   2,013     2,013     4,025     4,025
                                         --------  --------  --------  --------
Net income (loss) applicable to
  common shareholders                    $    229  $ (1,311) $ (4,247) $ (8,974)
                                         ========  ========  ========  ========

Net income (loss) per common share       $   0.01   $ (0.03) $  (0.09) $  (0.22)
                                         ========   =======  ========  ========

Weighted average number of
  common shares outstanding                48,236    44,294    48,155    41,487
                                           ======    ======    ======    ======

Common shares outstanding at end of period                     48,236    48,074
                                                               ======    ======

                           HECLA MINING COMPANY
                              Production Data

                                        Second Quarter Ended  Six Months Ended
                                        --------------------  -----------------
                                          June 30,  June 30,  June 30,  June 30,
                                           1995      1994       1995      1994
-------------------------------------------------------------------------------
LA CHOYA UNIT
--------------------------------------------------------------------------------
Tons of ore crushed                       497,647   799,025   1,076,852  990,627
Ore grade crushed - Gold (oz./ton)          0.031     0.060       0.029    0.038
Gold produced (oz.)                        12,665    11,832      23,681   12,918
Silver produced (oz.)                       1,362     1,648       2,426    1,757
Average cost per ounce of gold produced:
  Cash production costs                      $280      $270        $252     $399
  Full cost                                  $361      $367        $335     $500
--------------------------------------------------------------------------------
REPUBLIC UNIT (1)
--------------------------------------------------------------------------------
Tons of ore milled                                   28,892      10,269   56,224
Gold recovered grade (oz./ton)                         0.34        0.13     0.37
Gold produced (oz.)                                   9,059       2,910   18,411
Silver produced (oz.)                                70,752      15,058  135,633
Average cost per ounce of gold produced:
  Cash production costs                                $252        $194     $258
  Full cost                                            $319        $194     $324
--------------------------------------------------------------------------------
AMERICAN GIRL UNIT (Reflects Hecla's 47% share)
--------------------------------------------------------------------------------
Tons of ore milled                          3,361    30,249      23,234   59,454
Tons of ore to heap                       299,346   150,876     499,612  239,723
Ore grade milled - Gold (oz./ton)           0.194     0.167       0.194    0.175
Ore grade to heap - Gold (oz./ton)          0.028     0.025       0.028    0.025
Gold produced (oz.)                         5,022     7,509      10,549   14,852
Silver produced (oz.)                       2,797     4,161       7,268    7,955
Average cost per ounce of gold produced:
  Cash production costs                      $475      $337        $414     $328
  Full cost                                  $510      $358        $440     $352
--------------------------------------------------------------------------------
GROUSE CREEK (Reflects Hecla's 80% share)
--------------------------------------------------------------------------------
Tons of ore milled                        397,308               643,469
Ore grade milled - Gold (oz./ton)           0.043                 0.054
Ore grade milled - Silver (oz./ton)          0.61                  0.67
Gold produced (oz.)                        17,341                35,197
Silver produced (oz.)                     136,009               240,958
Average cost per ounce of gold produced:
  Cash production costs                      $372                  $377
  Full cost                                  $549                  $550
--------------------------------------------------------------------------------
LUCKY FRIDAY UNIT
--------------------------------------------------------------------------------
Tons of ore milled                         41,678    45,753      74,018   88,559
Silver recovered grade (oz./ton)            10.33     11.06       10.74    10.89
Silver produced (oz.)                     418,409   484,029     751,475  943,216
Lead produced (short tons)                  4,602     4,755       8,251    9,722
Average cost per ounce of silver produced:
  Cash production costs                     $4.94     $6.19       $4.85    $6.15
  Full cost                                 $6.20     $7.44       $6.11    $7.40
--------------------------------------------------------------------------------
OTHER
--------------------------------------------------------------------------------
Gold produced (oz.)                         1,618     2,059       3,292    4,091
Silver produced (oz.)                         701     5,980       1,487   10,564


(1)Republic Unit ceased operations March 31, 1995.